Exhibit 99.1

Ingersoll Rand Announces $1.0 Billion in New Financings

•	Increases financial flexibility and enhances credit profile

•	Reduces quarterly dividend to $0.07 per share from $0.18 per share, providing additional liquidity of approximately $140 million annually

•	Sees Q1 2009 EPS from continuing operations at low end of guidance range

Hamilton, Bermuda, March 30, 2009 – Ingersoll-Rand Company Limited (NYSE:IR), a leading global diversified industrial firm, today announced a series of actions designed to strengthen its financial flexibility and enhance its credit profile. The company also reduced its dividend and provided comments on its first-quarter and full-year 2009 revenues and earnings outlook.

Financing and Liquidity Enhancing Actions

The company announced that Ingersoll-Rand Global Holding Company Limited, a wholly-owned subsidiary, intends to offer, subject to market and other conditions, a benchmark-sized amount of senior notes. In addition it will offer $300 million in aggregate principal amount of exchangeable senior notes due 2012, exchangeable into cash and shares of the company’s Class A common shares, if any. Ingersoll Rand intends to grant the underwriters an option to purchase up to an additional $45 million aggregate principal amount of exchangeable senior notes to cover over-allotments, if any.

In addition, the company has arranged an expansion of a 364-day trade receivables financing facility to provide an additional $200 million of financing over current levels and expects agreement execution by April 1, 2009.

The net proceeds from the notes offerings along with the expansion of the receivables financing facility will be used to repay the bridge loan that matures in June 2009 and provide additional liquidity for the company.

In connection with today’s announcement, Ingersoll Rand’s Board of Directors also authorized a reduction in the quarterly common stock dividend to $0.07 per share from $0.18 per share, effective with the September 2009 dividend payment. “We recognize the importance of the dividend to our shareowners,” said Herbert L. Henkel, chairman and chief executive officer, “but we believe that the reduced payment will enhance liquidity and our ability to pay down debt in the short-term and make investments for our future growth.”

“We are confident these coordinated actions will address our anticipated financing needs through the end of 2010,” Mr. Henkel said, “and will fortify the groundwork for an even stronger future.”

Financial Outlook

The company expects estimated first-quarter adjusted diluted earnings per share (EPS) to be at the low end of its previously forecasted range of $(0.15) to breakeven. This earnings estimate excludes non-recurring costs such as those related to the acquisition of Trane and restructuring costs

“Our initial forecast for the first quarter of 2009 was based on a significant decline in our key end markets. Like most industrial companies, we have experienced an accelerated decline in business compared with prior expectations. Our revenues will be lower than we previously forecast. However, because of cost reduction and productivity programs we initiated in 2008, first quarter earnings per share are expected to remain in our prior range, although at the low end.”

First-quarter revenues are projected to be in the range of $2.9 billion, a decrease of approximately 25% to 27% compared with proforma 2008 results of $3.9 billion. The company’s original forecast for the quarter was for proforma revenues to decrease by 19%, in the $3.1 to $3.2 billion range. Cost management, benefits from restructuring programs and accelerated synergy savings from the acquisition of Trane have helped to offset the loss of operating earnings due to the lower volumes.

“For the full year, assuming current business conditions continue, and without any improvement in the economy or any positive impact from economic stimulus packages, revenues and earnings would be adversely affected. Revenues would be in the range of $13.6 billion, down approximately 17% from 2008 on a proforma basis, versus previous guidance of down by 8% to 9%. Earnings per share from continuing operations would be approximately $0.45 below the bottom end of the previous guidance range of $1.85 to $2.25 per share.” Estimates for both the first quarter and the full year are preliminary and could change.

“We expect to meet our debt-reduction targets for 2009 as we continue to focus on generating earnings, aggressively manage working capital, control capital expenditures and reduce dividend payments. We are currently assessing our forecast for the full-year based on updated market expectations and available contingency actions. A more comprehensive discussion of first-quarter results and a full-year forecast will be presented in our first quarter earnings release, scheduled for April 22, 2009,” said Mr. Henkel.

Credit Suisse, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will act as the joint book-running managers of the offerings.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008.

Ingersoll Rand has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement as well as the preliminary prospectus supplements to be filed and other documents Ingersoll Rand has filed or will file with the SEC that are incorporated by reference therein for more complete information about Ingersoll Rand and the offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress.

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03/30/09

For more information, media may contact: Paul Dickard (732-652-6712), paul_dickard@irco.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-652-6789), bruce_fisher@irco.com or Joe Fimbianti (732-652-6718), joseph_fimbianti@irco.com.